Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Inducement Equity Incentive Plan of Lattice Semiconductor Corporation of our reports dated February 16, 2024 with respect to the Consolidated Financial Statements of Lattice Semiconductor Corporation, and the effectiveness of internal control over financial reporting of Lattice Semiconductor Corporation included in its Annual Report (Form 10-K) for the year ended December 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

January 10, 2025